Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MUSTANG BIO, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF DECEMBER, A.D. 2020, AT 9:01 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5709416 8100
SR# 20208557260

Authentication: 204228998
Date: 12-04-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MUSTANG BIO, INC.

Mustang Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.	The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first sentence of Article IV, Section A thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) one hundred twenty-five million (125,000,000) shares of Common Stock, with $0.0001 par value, of which one million (1,000,000) shares are designated as “Class A Common Stock” (the “Class A Common Stock”) and the remainder are undesignated Common Stock, and (ii) two million (2,000,000) shares of Preferred Stock (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this 4th day of December, 2020.

MUSTANG BIO, INC.

By:	/s/ Manuel Litchman, M.D.
Name: Manuel Litchman, M.D.
Title: President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:01 AM 12/04/2020
FILED 09:01 AM 12/04/2020
SR 20208557260 – File Number 5709416